EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
           FOR THREE AND NINE MONTHS ENDED DECEMBER 31, 2004 AND 2003
                                   (Unaudited)
                       (In thousands, except share data)

                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                           DECEMBER 31,                    DECEMBER 31,
                                                 --------------------------------- --------------------------
                                                      2004             2003           2004          2003
                                                 ---------------- ---------------- ------------ -------------
Earnings per common share - basic
---------------------------------
Net income                                                  $920           $1,236       $2,257        $3,749
Preferred dividends                                          (16)             (49)        (114)         (148)
                                                 ---------------- ---------------- ------------ -------------
Net income - basic                                          $904           $1,187       $2,143        $3,601
                                                 ---------------- ---------------- ------------ -------------

Weighted average common shares
      outstanding - basic                              2,462,750        2,282,369    2,346,588     2,284,066
                                                 ---------------- ---------------- ------------ -------------

Earning per common share - basic                           $0.37            $0.52        $0.91         $1.58
                                                 ================ ================ ============ =============


Earnings per common share - diluted
-----------------------------------
Net income - basic                                          $904           $1,187       $2,143        $3,601
Preferred dividends                                           16               49          114           148
                                                 ---------------- ---------------- ------------ -------------
Net income- diluted                                         $920           $1,236       $2,257        $3,749
                                                 ---------------- ---------------- ============ =============

Weighted average common shares
      outstanding - basic                              2,462,750        2,282,369    2,346,588     2,284,066
Effect of dilutive securities - convertible
      preferred stock                                     33,967          208,333      150,000       208,333
Effect of dilutive securities - options                   90,770          112,358       94,065        86,598
                                                 ---------------- ---------------- ------------ -------------
Weighted average shares
      outstanding - diluted                            2,587,487        2,603,060    2,590,653     2,578,997
                                                 ---------------- ---------------- ============ =============

Earning per common share-diluted                           $0.36            $0.47        $0.87         $1.45
                                                 ================ ================ ============ =============


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